Exhibit 10.1

Discussion Draft

January 21, 2026

Robert Lisicki

Via Email

Re:	Separation Agreement

Dear Rob:

This letter sets forth the substance of the transition agreement (the “Agreement”) which Zura Bio Limited (the “Company”) is offering to you to aid in your employment transition.

1.             Resignation. You have tendered notice of your resignation from employment with the Company and the Company has accepted your resignation effective as of March 31, 2026, and your last day of work with the Company and your employment termination date will be on March 31, 2026 (the “Resignation Date”). You also hereby resign, effective as of January 21, 2026 (the “CEO And Board Resignation Date”) as the Company’s Chief Executive Officer and from your position on the Company’s Board of Directors (the “Board”), including any committee thereof, your position as an officer of the Company, and any other position or role you hold with the Company or any of its subsidiaries or affiliates. You also agree to submit such documentation as the Board may require to confirm your resignation from these capacities. Between the date of this letter and the Resignation Date (the “Transition Period”), your employment will continue in the capacity of a non-executive employee, your benefits eligibility will remain the same as prior to the CEO And Board Resignation Date, and you will be eligible to receive transition compensation (the “Transition Compensation”) in an amount equal to $72,000 (on an annualized basis), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s standard payroll practices. During the Transition Period, you agree to assist the Company with the orderly transition of your job duties and internal and external relationships as reasonably requested. The Company has no present intention of terminating your employment prior to end of the Transition Period unless the Board determines, in its sole discretion, that you have engaged in Cause as defined in that certain Employment Agreement between you and the Company dated as of January 3, 2024 (the “Employment Agreement”). You acknowledge that you will not be eligible for any bonus in respect of 2025 or 2026 and that, as set forth in Section 5 below and notwithstanding anything to the contrary in the Equity Award Documents (as defined in Section 5 below), vesting of the Options (as defined in Section 5 below) will cease on the CEO And Board Resignation Date.

2.             Accrued Transition Compensation. On the next regular payroll date following the Resignation Date, the Company will pay you all accrued Transition Compensation earned through the Resignation Date, subject to standard payroll deductions and withholdings. You will receive this payment regardless of whether or not you sign this Agreement.

3.             Severance Benefits. If you (a) execute this Agreement within seven (7) days after receiving it, and abide by its terms; and (b) execute the Updated Release of Claims attached to this Agreement as Exhibit A and made a part of this Agreement (the “Updated Release”) by three (3) days after the Resignation Date, but in no case earlier than the Resignation Date, (collectively, the “Severance Preconditions”), the Company will provide you with the following Severance Benefits (the “Severance Benefits”):

(a)            Severance. The Company will pay you severance (the “Severance”) in an amount equal to twelve (12) months of your base salary in effect as of immediately prior to the CEO And Board Resignation Date, reduced by the amount of Transition Compensation you received pursuant to this Agreement, subject to standard payroll deductions and withholdings. The Severance will be paid in a lump sum on the Company’s first regular payroll date which occurs at least eight (8) business days following the Effective Date of the Updated Release (as defined in the Updated Release).

(b)            COBRA Premiums. If you timely elect continued coverage under COBRA in the Company’s group health plans, then, as an additional Severance Benefit, the Company will pay the full COBRA premium to continue your coverage (including coverage for eligible dependents, if applicable) in effect for yourself (and your eligible dependents, if applicable) until the earliest of: (A) nine (9) months after the Resignation Date; (B) the expiration of your eligibility for the continuation coverage under COBRA; or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Resignation Date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible for reimbursement in accordance with this Section 3(b), in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. You may, but are not obligated to, use the Company’s COBRA reimbursement payment toward medical expenses. If you become eligible for coverage under another employer’s group health plan through self-employment or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(c)            Exercise Period Extension. As an additional Severance Benefit, the Company will modify the post-termination exercise period applicable to your Options (as defined below), as described in Section 5 below.

(d)            Partial Option Acceleration. As an additional Severance Benefit, as of the Resignation Date, the Company will accelerate the vesting and exercisability of 288,250 Class A ordinary shares of the Company subject to the Option that was awarded to you on February 27, 2025 (the “Accelerated Option”), provided that 144,125 Class A ordinary shares are subject to a 6-month lock-up and 144,125 Class A ordinary shares are subject to a 12-month lock-up, in each case pursuant to a lock-up agreement to be entered into by the parties.

4.             Benefit Plans. If you are currently participating in the Company’s group health insurance plans, including medical, dental, and/or vision plans, your participation as an employee will end on the last day of the month in which your Resignation Date occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain payments to be paid by the Company as described in Section 3(b) above.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

5.             Stock Options. You were granted certain options to purchase Class A ordinary shares of the Company (the “Options”) pursuant to the Company’s 2023 Equity Incentive Plan (the “Plan”) and your applicable stock option agreements (together the “Equity Award Documents”). Vesting of your outstanding Options will cease as of the CEO And Board Resignation Date, notwithstanding anything to the contrary in the Equity Award Documents; provided, that as described in Section 3(d), the Accelerated Option will vest and become exercisable as of the Resignation Date. Any Options that you currently hold shall continue to be governed by the terms of the Equity Award Documents, and you shall be entitled to exercise any and all Options that are vested and outstanding as of the CEO And Board Resignation Date (and the Accelerated Option) in accordance with the terms of the Plan and applicable award agreement(s). No additional consent, approval, or discretionary action by the Company shall be required for you to exercise such vested Options; provided that you comply with applicable Plan terms, brokerage procedures, and governing law. Notwithstanding the foregoing, as an additional Severance Benefit, and subject to your satisfaction of the Severance Preconditions, the Company has agreed to modify the post-termination exercise period applicable to all of your Options to provide that (a) the portion of your Options that is outstanding and vested as of the CEO And Board Resignation Date and (b) the Accelerated Option will remain outstanding and exercisable for twelve (12) months following the Resignation Date (subject to the terms of the relevant Equity Award Documents). All Options that are outstanding and vested as of the CEO And Board Resignation Date, and the Accelerated Option, are set forth on Exhibit B hereto. You acknowledge that the Company maintains an operational and administrative role in connection with your ability to exercise equity awards through the Company’s designated third-party brokerage or equity administration provider, which may include confirming vesting status, facilitating transaction processing, and transmitting required information to such provider. You further acknowledge that the Company does not control, and shall not be responsible for, the actions or omissions of any third-party brokerage or for your individual trading decisions. Nothing in this Agreement is intended to amend or modify the terms of any applicable equity incentive plan, award agreement, or brokerage agreement, except as expressly set forth herein.

6.             Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, commissions, bonuses or benefits after the Resignation Date. You further acknowledge and agree that the Company’s provision of the Severance Benefits set forth above fully satisfies any severance obligations the Company may have under your Employment Agreement or any other agreement between you and the Company.

7.             Expense Reimbursements. You agree that, within ten (10) days of the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.             Return of Company Property. Within five (5) business days following the Resignation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, you agree to continue to comply with any existing obligation to preserve and retain documentation or information pursuant to any document preservation notice. Please coordinate return of Company property with Lindsey McClelland, Head of People and Culture. Receipt of the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company property.

9.           Proprietary Information and Post-Resignation Obligations. Both during and after your employment you acknowledge your continuing obligations under the Company’s applicable policies as well as under Sections 6, 7, 8, 9, 10, 11 and 12 of your Employment Agreement (attached hereto as Exhibit C), not to use or disclose any confidential or proprietary information of the Company and to refrain from certain other activities. If you have any questions regarding these continuing obligations to the Company, you should contact Lindsey McClelland, Head of People and Culture, immediately. As you know, the Company will enforce its contract rights. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

10.           Mutual Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both parties may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligation under this Section 10 is limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

11.          Cooperation after Resignation Date. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours. During and after the Severance Period, you also agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, continuing to cooperate with any obligation to preserve and retain documentation and information pursuant to any document preservation notice and making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

12.          Release.

(a)           General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (the “Company Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)           Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, Severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company (including any claims pursuant to any applicable Company severance plan or policy or pursuant to your Employment Agreement); (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, as amended (“ADEA”), the Virginians with Disabilities Act, the Virginia Human Rights Act, the Virginia Equal Pay Act; the Virginia Minimum Wage Act, the Virginia Wage Payment and Collection Act, the Fairfax Human Rights Ordinance, the Human Rights Code of the City of Alexandria, the Arlington Human Rights Ordinance, the Arlington County Code, the Virginia Workers’ Compensation Law, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Fraud Against Taxpayers Act, the Virginia Right-to-Work Law, the Virginia Prevention of Employment Law, and the Virginia law regarding payment of medical examination, all as amended.

(c)             Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any claims that may arise from events that occur after the date this waiver is executed; (ii) any existing obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (iii) any claims that cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state, or local government agency; or (iv) any claims for breach of this Agreement.

(d)             Protected Rights. You understand that nothing in this Agreement has limited, currently limits, or shall limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement is not intended to and has not limited, does not currently limit, and shall not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, or discrimination or any other conduct that you have reason to believe is unlawful. In addition, and for the avoidance of doubt, the disclosure of the underlying facts of any alleged discriminatory or unfair labor practice by the Company shall not constitute disparagement of the Company prohibited by this Agreement. Additionally, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

13.             Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you will not voluntarily (except in response to legal compulsion or as permitted in Section 12 above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

14.             No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

15.             Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, and 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

16.             Tax Provisions. All payments and benefits under this Agreement (including, without limitation, the Transition Compensation and the Severance Benefits) will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (“Section 409A”) and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the severance benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).

17.             Miscellaneous. This Agreement, including Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly-authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within Virginia.

If this Agreement is acceptable to you, please sign below and return it to me on or before the date that is seven (7) days after you receive this Agreement. The Company’s offer of continued employment and Severance Benefits contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

Sincerely,

Zura Bio Limited

By:	/s/ Kim Davis
Kim Davis
Chief Operating Officer, Chief Legal Officer and Corporate Secretary

I have read, understand and agree fully to the foregoing Agreement. I understand that this Agreement includes a release of all known and unknown claims, even those unknown claims that, if known by me, would affect my decision to accept this Agreement.

/s/ Robert Lisicki
Robert Lisicki

1/20/2026
Date

Exhibit A – Updated Release

Exhibit B – Outstanding Options

Exhibit C – Sections 6-12 of Employment Agreement

Exhibit A

Updated Release of Claims

Exhibit B

Outstanding Options As of CEO And Board Resignation Date

Exhibit C

Sections 6-12 of Employment Agreement